UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2019

CATALYST BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

611 Gateway Blvd, Suite 710, South San Francisco, CA 94080

(Address of principal executive offices)

(650) 871-0761

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CBIO	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On December 18, 2019, Catalyst Biosciences, Inc. (the “Company”), entered into a license and collaboration agreement (the “Agreement”) with Biogen International GmbH (“Biogen”), under which the Company granted to Biogen a worldwide, exclusive, sublicensable license under certain of the Company’s intellectual property to develop, manufacture and commercialize pegylated CB 2782 (CB 2782-PEG) and other products or compounds that target complement factor 3 (collectively, the “Products”) for all uses, including the potential treatment of geographic atrophy (GA) associated dry age-related macular degeneration (dry AMD).

Under the terms of the Agreement, the Company is entitled to receive from Biogen an up-front cash payment of $15 million. The Company is also eligible to receive from Biogen up to $340 million in clinical, regulatory, and commercial milestone payments. The Company will perform pre-clinical and manufacturing activities and Biogen will be solely responsible for Investigational New Drug (IND)-enabling activities, worldwide clinical development, and commercialization. Biogen will reimburse the Company for pre-clinical and manufacturing activities performed under the Agreement.

In addition, Biogen is obligated to pay the Company high-single digit to low-double digit tiered royalties on Product net sales. All royalties are payable on a Product-by-Product and country-by-country basis until the later of (i) the last-to-expire of certain patent rights covering the applicable Product in the applicable country and (ii) a specified period of time from the first commercial sale of the Product in the applicable country. Royalties for all Products are subject to customary reductions.

Biogen will have sole control over the preparation and submission of all regulatory submissions for all Products at its own cost and expense, including all applications for obtaining, supporting, and maintaining regulatory approvals for all Products.

Unless earlier terminated, the Agreement will remain in effect until the expiry of all royalty obligations. Biogen has the right to terminate the Agreement at will, on a Product-by-Product basis or in its entirety at any time upon 60 days’ prior written notice to the Company. In addition, either party has the right to terminate the Agreement following a material breach that remains uncured for 90 days, or in connection with an insolvency event involving the other party. The Company and Biogen have made customary representations and warranties and have agreed to certain customary covenants, including confidentiality and indemnification.

The foregoing descriptions of the Agreement are only a summary and are qualified in their entirety by reference to the full and complete terms contained in the Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2019.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 19, 2019 and titled “Catalyst Biosciences Announces Global License and Collaboration Agreement to Develop Pegylated CB 2782 for the Treatment of Dry Age-Related Macular Degeneration.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: December 20, 2019	By:	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer